Exhibit 99.1

FOR RELEASE THURSDAY, AUGUST 1, 2013

Investor Contact:	Press Contact:

Steve Kunszabo	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER 2013 RESULTS; COMPANY UPDATES 2013 AND LONG-RANGE OUTLOOK

MCLEAN, Va. – August 1, 2013 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2013 and updated its full-year 2013 and long-range financial outlook. Net income was $15.4 million, or $0.18 per diluted share, for the second quarter of 2013, as compared to $17.7 million, or $0.23 per diluted share, for the second quarter of 2012. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $51.1 million, as compared to $52.0 million for the prior-year period, representing a year-over-year decline of 2 percent and an OEBITDA margin(1) of 54 percent. OEBITDA fell largely due to a decrease in equipment revenue and a $1.9 million charge related to higher projected warranty costs.

Iridium reported second-quarter total revenue of $94.7 million, which consisted of $71.4 million of service revenue and $23.3 million of equipment, engineering and support revenue. Total revenue declined 3 percent versus the comparable period of 2012, while service revenue grew 4 percent from the year-ago period. Total revenue declined largely due to 17 percent lower equipment revenue resulting from fewer overall unit sales. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 75 percent of total revenue for the second quarter of 2013 as compared to 70 percent in the year-ago period.

The Company ended the quarter with 647,000 total billable subscribers, which compares to 576,000 for the year-ago period and is up from 621,000 for the quarter ended March 31, 2013. Total billable subscribers grew 12 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“We continue to face short-term challenges in a couple areas of our commercial business, which caused us to revise our 2013 and long-range financial outlook,” said Matt Desch, CEO, Iridium. “In the maritime sector, despite solid new customer additions and a favorable competitive landscape, recently addressed product issues have led to higher churn and tempered our growth prospects. We’re also absorbing lower overall subscriber growth and usage in our core handset offerings, in part from increased competition in the cost-sensitive segment of these markets.”

Desch continued, “But, our long-term growth prospects are excellent and Iridium NEXT is now just about 18 months from its first scheduled launch. We’re also pleased with the strong progress we’ve recently made with our global aviation monitoring business, Aireon. NAV CANADA, our joint venture partner, continued to demonstrate its commitment with a second tranche investment of $40 million, while the FAA formalized its collaboration with NAV CANADA on a range of operational and technical issues in support of the development and deployment of space-based global aviation monitoring. Importantly, our current satellite network is robust and continues to perform well, while the Iridium NEXT project remains on budget and on schedule. Finally, we continue to plan for a successful renewal of our services agreement with the Department of Defense by the end of September, and M2M remains the leader in our commercial portfolio with year-over-year subscriber and revenue growth rates of 25% and 21%, respectively, for the second quarter of 2013.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 60 percent of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $57.0 million, an 8 percent increase from last year’s comparable period, primarily supported by a gain in M2M data customers.

•

Commercial voice and data subscribers increased 5 percent from the year-ago period to 343,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $44 during the second quarter, a 2 percent year-over-year decrease. Voice and data ARPU declined primarily due to lower customer usage. Commercial M2M data subscribers grew 25 percent from the year-ago period to 253,000 customers. Commercial M2M data ARPU was $17 during the second quarter, versus $18 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 596,000 billable subscribers, which compares to 528,000 for the prior-year quarter and is up from 570,000 for the quarter ended March 31, 2013. The Company added 11,000 voice subscribers during the second quarter of 2013 versus 13,000 in the year-ago period. M2M data subscribers represented 42 percent of billable commercial subscribers, an increase from 38 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company has a strategic relationship with its U.S. Government customer supported by differentiated and robust product offerings and a dedicated gateway providing secure voice and data communications.

•

Government service revenue was $14.4 million, a 7 percent decrease from the prior-year period, driven by a 12 percent decline in traditional voice subscribers, partially offset by 3 percent and 50 percent growth, respectively, in Netted Iridium® and M2M data customers.

•

Government voice and data ARPU was $134 during the second quarter, a 3 percent year-over-year decrease. Voice and data ARPU declined due to a higher mix of lower-priced Netted Iridium subscribers. Government M2M data ARPU was $18 during the second quarter, versus $19 during last year’s comparable period.

•

Iridium’s government business ended the quarter with 51,000 billable subscribers, which compares to 48,000 for the prior-year quarter and is unchanged from the quarter ended March 31, 2013. Government voice and data subscribers decreased 8 percent year-over-year due to reduced government spending and deployed troop levels. M2M data subscribers increased 50 percent year-over-year and represented 35 percent of billable government subscribers, an increase from 25 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $19.8 million during the second quarter, a 17 percent year-over-year decrease. Revenue declined from the year-ago quarter primarily due to lower overall unit sales.

•

While the Company believes that its second-half 2013 equipment sales will improve from the first-half of 2013, its equipment business will make a smaller contribution to consolidated operating results in 2013 than it did in 2012 largely as a result of lower overall unit sales.

Engineering & Support

•

Engineering and support revenue was $3.5 million during the second quarter, down 30 percent from the prior-year period, primarily resulting from a reduced scope of work for ongoing government projects. As the Department of Defense continues to support upgrades to its dedicated gateway to ensure Iridium NEXT readiness, the Company expects that its engineering and support revenue in 2013 will be significantly higher than 2012.

Capital expenditures were $132.4 million for the second quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the second quarter with a cash and marketable securities balance of $275.7 million and gross debt of $853.6 million. Net debt was $510.4 million.

2013 Outlook

The Company updated its full-year 2013 outlook for total billable subscriber growth, total service revenue growth and OEBITDA. The Company now expects:

•	Total billable subscriber growth between 10 percent and 15 percent for the full-year 2013

•	Total service revenue growth between 6 percent and 8 percent for the full-year 2013

•	Full-year 2013 OEBITDA to be approximately $210 million. OEBITDA for 2012 was $205.8 million.

	2013 Outlook (May 2013)	2013 Outlook (August 2013)
Total Billable Subscriber Growth	15% to 20%	10% to 15%
Total Service Revenue Growth	8% to 10%	6% to 8%
Operational EBITDA (OEBITDA)	$215 million to $225 million	Approximately $210 million

Long-Range Outlook

The Company affirmed its long-range outlook for cash taxes and rate of deleveraging and updated its projections for average service revenue growth, OEBITDA margin and net leverage. The Company now expects:

•	Average service revenue growth between 8 percent and 10 percent per year between 2014 and 2015

•	OEBITDA margin between 55 percent and 60 percent in 2015

•	Negligible cash taxes from 2013 to approximately 2020

•	Net leverage of approximately 6x at year-end 2015

•	Decrease net leverage by an average of 0.5 to 1.0 multiple of OEBITDA per year beginning in 2016

	Prior Long-Range Outlook (February 2013)	Revised Long-Range Outlook (August 2013)
Average Service Revenue Growth	9% to 11% per year between 2013 and 2015	8% to 10% per year between 2014 and 2015
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2015	Between 55% and 60% in 2015
Cash Taxes	Negligible cash taxes from 2013 to approximately 2020	Affirmed
Net Leverage	Approximately 5x at year-end 2015	Approximately 6x at year-end 2015
Rate of Deleveraging	0.5 to 1.0 multiple of OEBITDA per year beginning in 2016	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)
GAAP net income	$15,413	$17,663	$30,347	$30,081

Interest expense	174	6	240	91

Interest income	(815)	(127)	(1,518)	(280)

Income taxes	11,187	8,119	18,736	7,170
Depreciation and amortization	18,597	18,368	36,828	42,572

Iridium NEXT expenses, net	4,528	6,047	9,590	12,775

Share-based compensation	2,179	1,993	4,083	3,661
Non-cash purchase accounting	(176)	(54)	(370)	(190)

Operational EBITDA	$51,087	$52,015	$97,936	$95,880

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, August 1, 2013. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, August 1, 2013 through Thursday, August 8, 2013 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 69682848, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total billable subscriber growth, total service revenue growth and OEBITDA for the full-year 2013; average service revenue growth, OEBITDA margin, cash taxes, net leverage and rate of deleveraging in the longer-term; the development of and timing for launch of Iridium NEXT; anticipated equipment revenue; development of Aireon, and expectations for contract renewal with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, the development of and transition to Iridium NEXT, including expanded capacity and features, the development of and market for Aireon’s global aviation monitoring service, and the renewal of Iridium’s service agreement with the U.S. Department of Defense, which expires at the end of September 2013, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“the SEC”) on March 5, 2013, and the Company’s Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 1, 2013, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

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Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,		Non-Cash Purchase Accounting for the Three Months Ended June 30, (1)
	2013	2012	2013	2012

Revenue:
Service revenue
Commercial	$56,996	$52,913	$(74)	$(104)
Government	14,405	15,572	—	—

Total service revenue	71,401	68,485	(74)	(104)
Subscriber equipment	19,815	23,914	—
Engineering and support service	3,468	4,922	—	—

Total revenue	94,684	97,321	(74)	(104)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	14,206	15,988	(260)	(260)
Cost of subscriber equipment sales	12,893	13,292	—	—
Research and development	1,741	3,429	—	—
Selling, general and administrative	18,399	17,970	10	102
Depreciation and amortization	18,597	18,368	12,393	19,615

Total operating expenses	65,836	69,047	12,143	19,457

Operating profit (loss)	28,848	28,274	(12,217)	(19,561)

Other (expense) income:
Interest income (expense), net	641	121	—	—
Undrawn credit facility fees	(2,020)	(2,582)	—	—
Other (expense) income, net	(869)	(31)	—	—

Total other (expense) income	(2,248)	(2,492)	—	—

Earnings (loss) before income taxes	26,600	25,782	(12,217)	(19,561)
Benefit from (provision for) income taxes	(11,187)	(8,119)	4,663	7,034

Net income (loss)	15,413	17,663	(7,554)	(12,527)
Series A Preferred Stock dividends	1,750	—	—	—

Net income attributable to common stockholders	$13,663	$17,663	$(7,554)	$(12,527)

Operational EBITDA	$51,087	$52,015

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administration expense, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,		Non-Cash Purchase Accounting for the Six Months Ended June 30, (1)
	2013	2012	2013	2012

Revenue:
Service revenue
Commercial	$110,696	$104,017	$(130)	$(227)
Government	29,492	31,316	—	—

Total service revenue	140,188	135,333	(130)	(227)
Subscriber equipment	37,146	45,454	—
Engineering and support service	6,539	10,008	—	—

Total revenue	183,873	190,795	(130)	(227)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	28,682	33,991	(519)	(519)
Cost of subscriber equipment sales	24,013	26,634	—	—
Research and development	3,400	9,118	—	—
Selling, general and administrative	36,764	36,118	19	102
Depreciation and amortization	36,828	42,572	24,765	39,187

Total operating expenses	129,687	148,433	24,265	38,770

Operating profit (loss)	54,186	42,362	(24,395)	(38,997)

Other (expense) income:
Interest income (expense), net	1,278	189	—	—
Undrawn credit facility fees	(4,116)	(5,361)	—	—
Other (expense) income, net	(2,265)	61	—	—

Total other (expense) income	(5,103)	(5,111)	—	—

Earnings (loss) before income taxes	49,083	37,251	(24,395)	(38,997)
Benefit from (provision for) income taxes	(18,736)	(7,170)	9,312	14,023

Net income (loss)	30,347	30,081	(15,083)	(24,974)
Series A Preferred Stock dividends	3,500	—	—	—

Net income attributable to common stockholders	$26,847	$30,081	$(15,083)	$(24,974)

Operational EBITDA	$97,936	$95,880

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administration expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2013	2012		2013	2012
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$44,648	$42,743	4%	$87,093	$84,623	3%
M2M data(2)	12,348	10,170	21%	23,603	19,394	22%

Total commercial voice and M2M data service	56,996	52,913	8%	110,696	104,017	6%

Government(3)
Voice and M2M data service
Voice and data	13,448	14,855	-9%	27,652	29,971	-8%
M2M data	957	717	33%	1,840	1,345	37%

Total government voice and M2M data service	14,405	15,572	-7%	29,492	31,316	-6%

Total service revenue	71,401	68,485	4%	140,188	135,333	4%

Subscriber equipment	19,815	23,914	-17%	37,146	45,454	-18%

Engineering and support(4)
Government	2,767	4,675	-41%	5,357	9,495	-44%
Commercial	701	247	184%	1,182	513	130%

Total engineering and support	3,468	4,922	-30%	6,539	10,008	-35%

Total Revenue	$94,684	$97,321	-3%	$183,873	$190,795	-4%

Operational EBITDA
Operational EBITDA	$51,087	$52,015	-2%	$97,936	$95,880	2%

Other
Capital expenditures (5)	$132,444	$151,913		$151,688	$186,704

Net debt (6)	$510,363	$360,662

Cash, cash equivalents, and marketable securities	$275,689	$166,662

Credit Facility	$853,552	$567,988

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of June 30,		% Change
	2013	2012
	(In thousands, except ARPU)
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	343	326	5%
M2M data	253	202	25%

Total commercial voice and M2M data service	596	528	13%

Government
Voice and M2M data service
Voice and data	33	36	-8%
M2M data	18	12	50%

Total government voice and M2M data service	51	48	6%

Total billable subscribers	647	576	12%

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2013	2012		2013	2012
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	11	13	-15%	11	19	-42%
M2M data	15	19	-21%	25	34	-26%

Total commercial voice and M2M data service	26	32	-19%	36	53	-32%

Government
Voice and M2M data service
Voice and data	(1)	—	-100%	(3)	(1)	200%
M2M data	1	—	100%	3	1	200%

Total government voice and M2M data service	—	—	0%	—	—	0%

Total billable subscribers	26	32	-19%	36	53	-32%

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
ARPU(2)
Commercial	2013	2012		2013	2012
Voice and data	$44	$45	-2%	$43	$45	-4%
M2M data	$17	$18	-6%	$16	$17	-6%
Government
Voice and data	$134	$138	-3%	$135	$137	-1%
M2M data	$18	$19	-5%	$18	$19	-5%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.